EXHIBIT 10.1

AGREEMENT AND WAIVER OF RIGHTS

1. This document constitutes an offer to you by Murphy USA Inc. Throughout this Agreement and Waiver of Rights, the term "the Company" refers to Murphy USA Inc., and the term "Agreement and Waiver" refers to this entire document, Agreement and Waiver of Rights (Paragraphs 1-18). It is important that you read and understand the terms of this Agreement and Waiver of Rights in full and that if you decide to accept and sign it, you do so knowingly and voluntarily. To enable you to do that, you are advised to consult with an attorney about this Agreement and Waiver of Rights and your rights before signing it. It is important for you to understand that, by accepting and signing this Agreement and Waiver of Rights, you will not waive or give up any rights or claims you may have against the Company that may arise after the date that you sign it, including claims under the Age Discrimination in Employment Act.

2. The Company's offer as described in this document will be open and effective for twenty-one (21) days or until June 11, 2014. You may elect to accept or reject this offer within that time period and may use as much or as little of this period as you wish. If you do nothing within the twenty-one (21) day period, the offer will be considered automatically withdrawn by the Company.

3. If you decide to accept the Agreement and Waiver of Rights, you will have seven (7) calendar days following your signing of the Agreement and Waiver of Rights to revoke your acceptance of this the Agreement and Waiver of Rights. In other words, the Agreement and Waiver of Rights will not be in effect until seven (7) days have passed following your signature.

CONSIDERATION

4.Your resignation from employment with the Company is effective May 21, 2014. In addition to receiving your wages for all work performed by you for the Company, you will be paid a severance package, less applicable withholdings, consisting of the following, subject to your compliance with Paragraphs 8‑10 hereof:

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$417,500.00 (equivalent to 52 weeks of your base rate of pay, exclusive of bonuses, commissions and other remuneration) ("Severance Pay")). The Severance Pay will be paid to you in four  (4)  equal quarterly installments on the last pay day of the third, sixth, ninth and twelfth month after the Company's receipt of an original of this Agreement and Waiver of Rights signed by you, provided you have not revoked your acceptance of this Agreement and Waiver of Rights; and

•	$120,000 in cash, payable on the first business day beginning after the seventh day after you have executed, and not revoked, this Agreement and Waiver of Rights
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Pay out of a pro rated portion (based on a severance date of May 21, 2014) under the 2014 Annual Incentive Plan (“AIP”), based on actual performance, payable at the time amounts are otherwise paid out under the AIP, provided you have executed, and not revoked, this Agreement and Waiver of Rights.

5. You understand and agree that you would not receive the monies and/or benefits specified in Paragraph 4 above, but for your execution of this Agreement and Waiver of Rights and the fulfillment of the promises contained herein that pertain to you.

6. You affirm that you have not filed, caused to be filed, or presently are a party to any claim against the Company. You also affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled, and, if applicable, have reported all hours worked. You affirm that you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. You affirm that all of the Company's decisions regarding your pay and benefits through the date of your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7. You agree to return all Company property, including confidential or proprietary information, that you may have in your possession or control.

8. During the course of your employment with the Company, you acquired knowledge, including trade secrets, concerning the Company's operations, customers and accounts. This is confidential information that would not otherwise be available to you and which is not available to the public. As part of your obligations under this Agreement and Waiver of

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Rights, you agree that for a period of five (5) years following your termination you will not disclose to any party such confidential information.
9. As part of this Agreement and Waiver of Rights, you and the Company each agree not to make any disparaging statements about the other to any third party.
10. You further agree that you will cooperate fully with the Company and its counsel in connection with any litigation or claims by or against the Company.

11.  As part of this Agreement and Waiver of Rights, you also agree that the Company has a substantial, legitimate and continuing interest in the protection of its business relationships with others, including, without limitation, current and prospective employees, consultants, advisors, clients, customers, vendors, suppliers, partners or joint venturers and financing sources, and in the protection of such interest has invested substantial sums, time and effort and will continue to invest substantial sums, time and effort to develop, maintain and protect such interest.  You further acknowledge that the Company would not have entered into this Agreement with Employee but for the agreements, restrictions and covenants made by you contained herein. Accordingly, you covenant and agree as follows:

Non-Recruiting/Non-Hiring Covenant. You agree that the Company has invested substantial time and effort in assembling its present personnel.  You agree that you shall not, for a period of one year from the separation date (hereinafter the "Noninterference Term") directly or indirectly: (i) solicit, recruit, induce, attempt to recruit or induce, or encourage any director, officer, manager, employee, or independent contractor of the Company or any director, officer, manager, employee, or independent contractor or any subsidiary or affiliate of the

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Company to leave their employment with the Company; or (ii) hire any such individual who has left the employment of the Company or any subsidiary or affiliate of the Company if such hiring is proposed to occur within the Noninterference Term.

12. Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to principles of conflicts of laws.  Employee and the Company hereby consent to the exclusive jurisdiction of the state and federal courts located in Union County, Arkansas for the resolution of any dispute regarding or arising out of this Agreement.

13.Should the Employee breach or threaten to breach his obligations under this Agreement, the Company shall have the right to seek in addition to any other damages it has sustained, a recovery of its reasonable attorney’s fees and costs incurred in seeking to enforce its rights under this Agreement.

14.Should any provision of this Agreement and Waiver of Rights be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and Waiver of Rights in full force and effect.

15.It is understood and agreed by both the Employee and the Company that nothing in this Agreement and Waiver is an admission of wrongdoing or liability for any claim. It is further understood and agreed that this Agreement and Waiver supersedes all prior agreements with the Company regarding matters addressed herein, excluding any and all of promises regarding arbitration, non-competition, non-solicitation, non-disclosure of confidential information or

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return of Company property which remain binding on you.

16.By signing this document on behalf of the Company, I am indicating the Company's intent to make this offer to you. If you decide to accept all of the terms listed in this Agreement and Waiver please do the following things: (1) date and sign below; (2) initial each page of the Agreement and Waiver in the appropriate places; and (3) return this document to John Moore at 200 Peach Street, El Dorado, Arkansas 71730, within twenty-one (21) days or until the date listed in Paragraph 2. If you decide not to accept, please immediately return this document to John Moore at 200 Peach Street, El Dorado, Arkansas 71730.

17.You knowingly and voluntarily release and forever discharge the Company its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for 6 /s/JR /s/RAC Initials any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 ("ADEA");

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Arkansas Civil Rights Act— Ark. Code Ann. §16-123-101 et seq.;

•	The Arkansas Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim- Ark. Code Ann. §11-9-107 (a) et seq.;

•	The Arkansas Equal Pay Law- Ark. Code Ann. §11-4-601 et seq.;

•	The Arkansas Genetic Information in the Workplace Act— Ark. Code Ann. §11‑5‑401 et seq.;

•	The Arkansas Voting Leave Law- Ark. Code Ann. 7-1-102;

•	The Arkansas Jury Duty Law- Ark. Code Ann. 16-31-106;

•	The Arkansas Law On Leave For Public Service- Ark Code Ann. 21-4-101;

•	The Arkansas Military Service Protection Act- Ark. Code Ann. 1262-801;

•	The Arkansas Bone Marrow/Organ Donation Leave Law- Ark Code Ann. 11‑3‑205;

•	The Arkansas Crime Victim Leave Law- Ark Code Ann. 16-901105;

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•	Arkansas Wage Payment and Work Hour Laws- Ark Code Ann. 11‑ 4-210 et seq.;

•	Maryland Human Relations Commission Act (MHRCA) – Maryland State Government Code, §§ 20-101 et seq., any regulations thereunder, and any human rights law of any Maryland county or municipality;

•	Maryland Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Md. Labor & Employment Code § 9-1105;

•	Maryland Equal Pay Law – Md. Labor & Employment Code § 3-301 et seq.;

•	Maryland Adoption Leave Law – Md. Labor & Employment Code §§ 3-801 and 3-802;

•	Maryland Medical Information Bias Law – Md. Labor & Employment Code § 5-604;

•	Maryland Military Leave Law – Md. Public Safety Code § 13-705;

•	Maryland Lie Detector Law, Md. Labor & Employment Code § 3-702;

•	Maryland Wage and Hour Laws – Md. Labor & Employment Code §§ 3-401 et seq. and 3-501 et seq.;

•	Maryland Occupational Safety & Health Act, as amended – Md. Labor & Employment Code § 5-101 et seq.;

•	Maryland Flexible Leave Act, Md. Labor & Employment Code § 3-801 et seq.;

•	Maryland Pay Disparity Act, Md. Labor & Employment Code § 3-305;

•	Maryland Workplace Fraud Act, Md. Labor & Employment Code § 3-901 et seq.;

•	Maryland Job Applicant Fairness Act (Md. Labor & Employment Code § 3‑711);

•	Maryland Law Protecting Employees’ and Applicants’ Social Media Passwords (Md. Labor & Employment Code § 3-712);

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•	Maryland Leave Law for Family Members of Armed Services Members;

•	Maryland’s Reasonable Accommodations for Disabilities Due to Pregnancy Law;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND WAIVER. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND WAIVER. IF THE 21st DAY FALLS ON A SATURDAY, SUNDAY OR A LEGAL HOLIDAY, THE CONSIDERATION PERIOD SHALL CONTINUE TO THE NEXT BUSINESS DAY.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND WAIVER. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO STACY YOUNG AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO JOHN MOORE OR HIS DESIGNEE, OR MAILED TO JOHN

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MOORE AT 200 PEACH STREET, EL DORADO, ARKANSAS 71730 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. IF THE 7TH DAY OF THE REVOCATION PERIOD FALLS ON A SATURDAY, SUNDAY OR A LEGAL HOLIDAY, THE REVOCATION PERIOD SHALL CONTINUE TO THE NEXT BUSINESS DAY.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

18.    The Company hereby releases and discharges you of and from any and all claims, known and unknown, asserted or unasserted, which the Company may have against you as of the date of this agreement.

EMPLOYEE	Murphy USA Inc.
By: /s /John C. Rudolfs	By: /s/ R. Andrew Clyde
John C. Rudolfs	R. Andrew Clyde President and CEO

Date: ___May 27, 2014_______________	Date: _ May 27, 2014________

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